UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2022

CF BANKSHARES INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25045	34-1877137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

7000 N. High Street, Worthington, Ohio	43085	(614) 334-7979
(Address of principal executive offices)	(Zip Code)	(Registrant’s Telephone Number)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	CFBK	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)Deferred Cash Incentive Agreement between CFBank and Timothy T. O’Dell

On December 29, 2022, CFBank, National Association (“CFBank”), the wholly-owned subsidiary bank of CF Bankshares Inc. (the “Company”), entered into a Deferred Cash Incentive Agreement with Timothy T. O’Dell, President and Chief Executive Officer of the Company and Chief Executive Officer of CFBank (the “DCI Agreement”).  CFBank previously entered into similar Deferred Cash Incentive Agreements with certain other officers of CFBank. The purpose of the Deferred Cash Incentive Agreements is to provide deferred cash compensation as an incentive and reward for contribution to the success of CFBank.

Pursuant to the DCI Agreement, CFBank will determine on an annual basis (1) the percentage of Mr. O’Dell’s annual base salary that may be earned as a deferred incentive bonus for such year and (2) the performance objectives and thresholds for attaining the deferred incentive bonus for such year.  Based on the foregoing, CFBank will determine the amount of the deferred incentive bonus earned by Mr. O’Dell following the end of each year and contribute such amount to Mr. O’Dell’s “deferral account.”  CFBank, in its sole discretion, may elect to add additional amounts to the deferral account and may also elect to reduce the annual deferral amount if certain quality control measures are not achieved.  On an annual basis, the balance in the deferral account will be credited with interest at a fixed rate determined by CFBank. The deferral account will be unfunded and represent general unsecured obligations of CFBank, and will be used solely as a device for measuring amounts to be paid as benefits under the DCI Agreement.

For 2022, CFBank established four performance objectives for Mr. O’Dell that were then used as the criteria under the DCI Agreement for Mr. O’Dell:  Return on Assets; Net Interest Margin; Total Loan Growth; and Total Core Deposit Growth.  For each performance objective, a maximum and threshold target was established.  The amount of the award potential for 2022 was set at 20% of Mr. O’Dell’s base salary, resulting in a potential award of $95,000.

Each amount contributed to Mr. O’Dell’s deferral account will be payable in a single-lump sum payment no later than 60 days following the four-year anniversary of the contribution to the deferral account (the “Normal Annual Distribution Date”), provided that Mr. O’Dell remains employed with CFBank as of the Normal Annual Distribution Date.  Notwithstanding the foregoing, upon Mr. O’Dell’s attainment of age 75 (the “Final Distribution Age”), CFBank will pay Mr. O’Dell 100% of the deferral account, regardless of the date any annual deferral amount was credited to the deferral account, in a single lump-sum no later than 60 days following Mr. O’Dell’s attainment of the Final Distribution Age.

If Mr. O’Dell’s employment with CFBank is terminated prior to attainment of the Final Distribution Age, Mr. O’Dell will be entitled to receive the benefit in the deferral account, or a portion of such benefit, as determined by the Board after taking into account the contributions and service rendered by Mr. O’Dell to CFBank prior to termination of employment.  The amount of such benefit will be payable in a single lump-sum payment within 60 days following the last day of the month in which Mr. O’Dell’s employment with CFBank was terminated.

In the event of Mr. O’Dell’s disability or death while in active service, CFBank will pay Mr. O’Dell or his designated beneficiary 100% of the deferral account, regardless of the date any annual deferral amount was credited to the deferral account, in a single lump-sum no later than 60 days following the last day of the month in which Mr. O’Dell’s disability or death occurred.  Similarly, in the event a change in control of CFBank or the Company occurs (within the meaning of Internal Revenue Code Section 409A and as described in Treasury Regulations §§1.409A-3(i)(5)), CFBank will pay Mr. O’Dell or his designated beneficiary 100% of the deferral account, regardless of the date any annual deferral amount was credited to the deferral account, in a single lump-sum no later than 60 days following the last day of the month in which the change of control occurred.

Notwithstanding any provision in the DCI Agreement to the contrary, CFBank will not pay any benefit under the DCI Agreement if Mr. O’Dell’s employment by CFBank is terminated for “cause” as defined in the DCI Agreement.

The DCI Agreement includes a “claw-back” provision that authorizes CFBank to reduce, recover or claw-back any benefits awarded under the agreement as necessary for CFBank to ensure that such benefits are appropriately balanced to take into account the risk the participant’s activities may pose to CFBank under safety and soundness concerns.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CF Bankshares Inc.

Date: January 5, 2023	By:	/s/ Kevin J. Beerman
Kevin J. Beerman
Executive Vice President and Chief Financial Officer